Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-130975 on Form S-4 of our reports dated February 27, 2006, relating to the financial statements and financial statement schedule of Georgia Power Company appearing in the Annual Report on Form 10-K of Georgia Power Company for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/Deloitte & Touche LLP

Atlanta, Georgia

April 5, 2006